Exhibit 99.1

Ramaco Resources, Inc. Reports First Quarter 2022 Financial Results

Company Release – May 11, 2022

●	Quarterly net income was $41.5 million (diluted EPS of $0.92) and Adjusted EBITDA was $64.1 million for the first quarter of 2022. Quarterly net income and Adjusted EBITDA were 123% and 103% higher than our previous respective quarterly records. During the first quarter of 2022, due to rail service delays and disruptions the Company was unable to ship roughly 100,000 tons of contracted production and spot export shipments to customers, which then was added to inventory. This dynamic negatively impacted EPS by $0.38 and Adjusted EBITDA by $23.0 million[1].
●	As of May 9, the Company has total booked sales of roughly 2.4 million tons, with roughly 90% or 2.1 million tons of those sales booked at a fixed price and 300,000 tons sold for export at index-based prices which will be shipped throughout the balance of the year. Based on the midpoint of our cost guidance, we estimate that these 2.4 million tons of committed sales currently translate into estimated 2022 net income of roughly $235 million (EPS of over $5.00) and Adjusted EBITDA of $330 million[2].
●	Roughly 1 million tons remains open to be sold into export markets, which represents approximately 30% of our 2022 production guidance of up to 3.4 million tons (increased from 3.3 million tons previously) at the top end of the range. Our most recent realized margins on spot sales have been at roughly $275 per short ton FOB mine.
●	As previously announced, the Company's Board of Directors ("Board") authorized an annual base dividend increase to $20 million from $10 million, resulting in an increase in the regular quarterly dividend to $5.0 million from $2.5 million. Our second quarter dividend will be paid on June 15, 2022, to shareholders of record on June 1, 2022 in the amount of approximately $0.1129 per share.
●	Quarterly production of 666,000 tons came in slightly ahead of budget. The Company anticipates an increase in second quarter of 2022 results due to improving rail service. In addition, the Company expects second half of 2022 results to be stronger than the first half of 2022. This is on the back of production increases mainly at the Berwind Mining Complex, in-line with our previously announced growth strategy, as well as lower cash costs per ton due to the anticipated startup of our Berwind Preparation Plant this summer, as well as a meaningful reduction in coal royalty costs resulting from the Ramaco Coal acquisition.
●	As previously announced, the Company has closed on the purchase of 100% of the equity interests of Ramaco Coal, LLC (“Ramaco Coal”). We anticipate this transaction will provide the immediate benefit of an accretive reduction in royalty cost. We project this on-going royalty savings will in essence pay for the entire acquisition in roughly 2.5 years, based on current spot prices, and will continue to provide an ongoing cost benefit for the projected 20-year life of the reserves.

LEXINGTON, KY – (PR NEWSWIRE) – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) today reported quarterly net income for the three months ended March 31, 2022 of $41.5 million, or $0.92 per diluted share. This was over 900% above net income of $4.1 million, or $0.10 per diluted share for the three months ended March 31, 2021.

The Company’s adjusted earnings before interest, taxes, depreciation, amortization, and equity-based compensation (“Adjusted EBITDA”) for the three months ended March 31, 2022 was $64.1 million, 455% higher than $11.5 million of Adjusted EBITDA for the three months ended March 31, 2021. (See “Reconciliation of Non-GAAP Measure” below.)

[1]	Using spot pricing as of March 31, 2022 for the portion of future export sales.
[2]	Mine level, before corporate expenses, using index pricing as of May 9, 2022 for the portion of future export sales.

Key operational and financial metrics are presented below:

Key Metrics
	1Q22	4Q21	Change	1Q21	Change
Total Tons Sold ('000)	583	535	9%	422	38%
Revenue ($mm)	$154.9	$87.5	77%	$43.5	256%
Cost of Sales ($mm)	$81.3	$51.6	57%	$31.2	160%
Pricing of Company Produced ($/Ton)	$234	$143	64%	$89	163%
Cash Cost of Sales - Company Produced ($/Ton)	$106	$77	38%	$59	80%
Cash Margins on Company Produced ($/Ton)	$128	$66	94%	$30	327%
Net Income ($mm)	$41.5	$18.6	123%	$4.1	901%
Diluted Earnings per Share	$0.92	$0.42	121%	$0.10	868%
Adjusted EBITDA ($mm)	$64.1	$31.6	103%	$11.5	455%
Capex ($mm)	$19.7	$11.8	67%	$3.7	430%
Adjusted EBITDA less Capex ($ mm)	$44.3	$19.8	124%	$7.8	467%

First Quarter 2022 Summary

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the first quarter of 2022, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 666,000 tons, up 15% from the same period of 2021. Elk Creek alone produced 503,000 tons. Production from the Berwind and Knox Creek Mining complex increased from 66,000 tons in 2021 to 163,000 tons this quarter. Overall total sales were 583,000 tons, up from 422,000 tons in the first quarter of 2021.

Cash margins on Company produced coal were $128 per ton during the quarter, up approximately 325% from the same period of 2021. Pricing was $234 per ton of Company produced coal sold during the quarter, which was 163% higher compared to the first quarter of 2021. Company produced cash mine costs during the first quarter of 2022 were $106 per ton. Quarterly cash mine costs per ton were 80% higher than for the same period of 2021, principally due to higher sales-related costs, as well as inflationary pressures on overall costs due to the robust metallurgical coal market environment. Cash mine costs at Elk Creek were $98 per ton during the quarter. Higher sales-related costs accounted for $17 per ton of the cost increase at Elk Creek compared to the first quarter of 2021. This accounted for 40% of the year over year increase, which should come down meaningfully going forward given the reduction in royalties from the Ramaco Coal acquisition. The other 60% of the increase was due to an increase in labor and other inflationary pressures such as higher supply costs, which are being seen industry wide.

We anticipate a meaningful decline in per ton costs in subsequent quarters due to much lower trucking costs at our Berwind Mine complex after the anticipated startup of our Berwind Preparation Plant this summer, as well as a material reduction in coal royalty costs from the recently closed Ramaco Coal acquisition and an increased cadence in production as greater levels of coal are mined in the second half of 2022.

Sequential Quarter Comparison

Total sales volume of 583,000 tons for the quarter was up 9% from the fourth quarter of 2021. During the first quarter of 2022, the Company built a meaningful 83,000 tons of inventory, due to rail service delays and disruptions, alongside having production of 666,000 tons come in slightly ahead of budget. In April, we began to observe an improvement in rail service, though rail shipments continue to remain below optimal levels. We remain hopeful about a return to normal in the second half of 2022, based on recent comments by our railroad partners related to an increase in capacity from manpower and equipment additions.

Cash margins on Company produced coal nearly doubled to $128 per ton during the quarter from $66 per ton in the fourth quarter of 2021, due to higher revenue per ton sold. As noted above, cash mine costs on Company produced coal were $106 per ton during the quarter compared to $77 per ton in the fourth quarter of 2021. The 38% sequential increase in cash mine costs during the quarter was more than offset by the 64% increase in revenue per ton during the quarter relative to the fourth quarter of 2021.

Additional Financial Results

As of March 31, 2022, the Company had record liquidity of $111.1 million, consisting of $71.5 million of cash on hand plus $39.6 million of availability under its revolving credit facility.

Quarterly capital expenditures totaled $19.7 million, an increase of 67% versus $11.8 million for the fourth quarter of 2021 (excluding the Amonate acquisition), principally due to the continued development of new mines and preparation plant renovation at the Berwind complex, as well as the ongoing plant expansion of the Elk Creek complex.

The Company’s effective quarterly tax rate was 19.5%. For the first quarter 2022, we recognized an income tax expense of $10.7 million, as compared with income tax benefit of $0.2 million in the first quarter of 2021.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended
	March 31,	December 31,	March 31,
In thousands, except per ton amounts	2022	2021	2021

Sales Volume (tons)
Company	573	531	406
Purchased	10	3	16
Total	583	535	422

Company Production (tons)
Elk Creek Mining Complex	503	410	511
Berwind Mining Complex (includes Knox Creek)	163	109	66
Total	666	519	577

Company Produced Financial Metrics (a)
Average revenue per ton	$234	$143	$89
Average cash costs of coal sold	106	77	59
Average cash margin per ton	$128	$66	$30

Elk Creek Financial Metrics (a)
Average revenue per ton	$236	$126	$87
Average cash costs of coal sold	98	78	55
Average cash margin per ton	$138	$48	$32

Purchased Coal Financial Metrics (a)
Average revenue per ton	$354	$294	$79
Average cash costs of coal sold	300	126	72
Average cash margin per ton	$54	$168	$7

Capital Expenditures (b)	$19,742	$11,825	$3,725

(a)	Excludes transportation.
(b)	Excludes Amonate purchase price.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “The first quarter was our best financial performance by a wide margin on continued favorable market conditions and our growing production levels. Despite some logistical rail challenges, somewhat outside our ability to control, we managed to produce record results. Compared against our previous quarterly record metrics, net income was $41 million or almost 125% higher, Adjusted EBITDA was $64 million or 103% higher and Free Cash Flow3 was $44 million or almost 125% higher. We also managed to exceed both our internal production budget and achieve record gross margins. Importantly, we ended the quarter with record cash generation holding almost $72 million in cash and equivalents up $50 million from year-end.

Unfortunately, operationally during this quarter, because of rail delays we built far more inventory of coal (over 80,000 tons) than we had planned. Like many other producers in our industry, we could not control our rail logistics and received cars for only roughly 80% of our expected shipments. Had we been able to make timely shipments our first quarter earnings per share would have been $0.38 higher and Adjusted EBITDA would have increased by $23 million to almost $90 million4.

Looking ahead, we anticipate a record second quarter and an increased cadence in all key metrics in second half results. We have already committed sales for 2.4 million tons or almost 70% of our 2022 production at the high end of guidance. Of those sales 2.1 million tons or 90% has already priced or shipped. Using current market pricing for the remaining 300,000 tons, we have now booked roughly $235 million of 2022 net income and $330 million of 2022 Adjusted EBITDA53and over $5.00 of EPS53committed.

Equally positive, we still have almost 30% of our production left to sell into export markets at currently record levels of pricing. We therefore are on track for a record 2022 on both earnings and cash generation. We expect to increase guided production from up to 3.4 million tons this year by over 20% to over 4 million tons in 2023 (up from our previous guidance of 3.7 million tons). At this point, 2023 also looks to be another record year, based on our production guidance and the current forward curve.

For the balance of this year, we have dual aims to increase both the cadence of production, while reducing costs. We anticipate higher earnings by next quarter from improving rail service, greater production and a decrease in overall costs…especially on royalties as a consequence of the Ramaco Coal acquisition. We project production increases mainly at Berwind, as well as lower cash costs there due to the anticipated startup of our Berwind Prep Plant this summer and reduction or elimination of more expensive trucking.

For some greater background on the Ramaco Coal acquisition, I would refer you to our inaugural Shareholder Letter included in the recent 2021 Annual Report. This letter articulates the cost savings, synergies, and transformational opportunities that this acquisition hopefully brings.

First, now owning the Ramaco Coal assets provides an immediate accretive royalty savings which should allow us to recoup the entire purchase cost in roughly 2.5 years, based on current spot pricing. Second, the acquisition also includes unique assets held by Ramaco Carbon, LLC. The Company hopes to profit from the ultimate commercialization of a wide body of intellectual property and licensing rights on technologies Ramaco Carbon has developed over the past eight years working alongside the Department of Energy’s national labs in the field of advanced carbon products and materials. In addition, its permitted reserves in Wyoming hold promise for development as a potential rare earth deposit, which we are pursuing now through enhanced geological assessment.

Another recent event I want to highlight is the increase in the free float of our common stock to roughly now 50% from 34% at year-end 2021. In March, Energy Capital Partners, one of our two original private equity sponsors, distributed to their limited partners virtually all their almost 13% holdings of our common stock. Our other private equity sponsor Yorktown Energy has also made significant stock sales over the past year. Since we became public just over five years ago, we have received frequent investor comment that the amount of our stock publicly available to trade was constrained by the large majority institutional ownership of our private equity sponsors. I am pleased to note since these sales and distributions that our stock has now traded at almost a 1.3 million share average daily volume in the month of April. This confirms the thesis that with more share availability in our float that our stock would trade more widely.

3 Free cash flow is a non-GAAP financial measure and is defined as Adjusted EBITDA minus purchases of property, plant, and equipment, which can be found on page 10.

4 Using index pricing as of March 31, 2022, for the portion of future export sales.

5 Mine level, before corporate expenses, using index pricing as of May 9, 2022 for the portion of future export sales.

Turning to our 2022 forward outlook, we are increasing our production guidance by 100,000 tons, to 3.4 million tons at the high end of the range, with virtually all of that increase coming in the second half of the year. Specifically, the Board recently approved the opening of the second section at our #2 Gas mine at Elk Creek. As a result, we are increasing our capital expenditure and SG&A guidance largely based on an acceleration of our budgeted production growth in order to take advantage of today’s strong met coal pricing market. In fact, while immediate met coal spot prices are currently down from the peak, today’s forward curve is now up roughly $70 per ton over the past month to almost $400 per ton in the fourth quarter of 2022.

Also, despite the issues we faced in the first quarter, I am pleased that we are maintaining our full-year 2022 cost guidance in the $82-90 per ton range. Highlighting another benefit of the Ramaco Coal acquisition, given higher than anticipated inflationary headwinds, as well as stronger pricing, we would not have been able to maintain this cost guidance were it not for the material reduction in coal royalty costs we will see from this month of May onward.

Lastly, in terms of our capital return program, the second quarter dividend of $5 million will be paid on June 15, 2022, to shareholders of record on June 1, 2022. As I mentioned, we generated record free cash flow in the first quarter and anticipate increasing our cash position meaningfully especially in the second half as the year progresses. This should set the table for discussion of additional future capital return plans later in the year. While we will always try to maintain the discipline of a conservative balance sheet, we look forward to further forms of returning meaningful cash to our shareholders as we continue to grow.”

2022 Guidance

(In thousands, except per ton amounts and percentages)

	2022 Guidance	2021

Company Production (tons)
Elk Creek Mining Complex	2,050 - 2,150	1,981
Berwind Mining Complex	700 - 800	181
Knox Creek Mining Complex (a)	350 - 450	62
Total	3,100 - 3,400	2,224

Sales Mix (b)
Metallurgical	3,000 - 3,250	2,232
Steam	100 - 150	54
Total	3,100 - 3,400	2,286

Cost Per Ton
Company Produced	$82 - 90	$70

Other
Capital Expenditures (c)	$80,000 - 95,000	$29,466
Selling, general and administrative expense (d)	$25,000 - 28,000	$16,369
Depreciation and amortization expense	$33,000 - 36,000	$26,205
Interest expense, net	$4,000 - 5,000	$2,556
Effective tax rate (e)	15 - 25%	16%

(a)	Includes Big Creek.
(b)	2022 guidance includes a small amount purchased coal.
(c)	Excludes purchase price of Amonate in 2021.
(d)	Excludes stock-based compensation.
(e)	Normalized, to exclude discrete items.

Committed 2022 Sales Volume(a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.8	$188
Seaborne, fixed priced	0.3	$299
Total, fixed priced	2.1	$203
Indexed priced	0.2
Total committed tons	2.4

(a)	Amounts as of March 31, 2022, and includes a small amount of both purchased coal and thermal coal. Totals may not add due to rounding.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and one mine in development in Wyoming. Near Sheridan, Wyoming the Company owns a roughly 500-million-ton resource and reserve, as well as a permitted mine. Contiguous to the mine it operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 40 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 11:30 AM Eastern Time (ET) on Thursday, May 12, 2022. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

The conference call can be accessed by calling (844) 852-8392 domestically or (703) 639-1226 internationally. The Conference ID is 2464838. The webcast for this release will be accessible by visiting https://edge.media-server.com/mmc/p/t7nzgn2p.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal acquisition to the Company’s shareholders, and the anticipated benefits and impacts of the Ramaco Coal acquisition. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended March 31,
In thousands, except per share amounts	2022	2021

Revenue	$154,882	$43,455

Costs and expenses
Cost of sales (exclusive of items shown separately below)	81,253	31,198
Asset retirement obligations accretion	235	151
Depreciation and amortization	8,680	6,155
Selling, general and administrative	11,824	4,707
Total costs and expenses	101,992	42,211

Operating income	52,890	1,244

Other income	366	2,935
Interest expense, net	(1,130)	(202)
Income before tax	52,126	3,977
Income tax expense (benefit)	10,655	(166)
Net income	$41,471	$4,143

Earnings per common share
Basic earnings per share	$0.94	$0.10
Diluted earnings per share	$0.92	$0.10

Basic weighted average shares outstanding	44,181	43,443
Diluted weighted average shares outstanding	44,908	43,443

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except per-share amounts	March 31, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$71,472	$21,891
Accounts receivable	47,647	44,453
Inventories	19,543	15,791
Prepaid expenses and other	2,939	4,626
Total current assets	141,601	86,761
Property, plant and equipment, net	245,930	227,077
Financing lease right-of-use assets, net	12,296	9,128
Advanced coal royalties	4,645	5,576
Other	1,892	491
Total Assets	$406,364	$329,033

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$40,406	$15,346
Accrued expenses	23,946	19,410
Asset retirement obligations	489	489
Current portion of long-term debt	7,133	7,674
Current portion of financing lease obligations	4,081	3,461
Other current liabilities	175	280
Total current liabilities	76,230	46,660
Asset retirement obligations	23,223	22,060
Long-term debt, net	2,698	3,339
Long-term financing lease obligations, net	5,968	4,599
Senior notes, net	32,478	32,363
Deferred tax liability, net	11,421	6,406
Other long-term liabilities	2,411	2,532
Total liabilities	154,429	117,959

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	443	441
Additional paid-in capital	165,451	163,566
Retained earnings	86,041	47,067
Total stockholders' equity	251,935	211,074
Total Liabilities and Stockholders' Equity	$406,364	$329,033

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Three months ended March 31,
In thousands	2022	2021
Cash flows from operating activities
Net income	$41,471	$4,143
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	235	151
Depreciation and amortization	8,680	6,155
Amortization of debt issuance costs	121	14
Stock-based compensation	1,887	1,055
Other income - employee retention tax credit	—	(2,462)
Deferred income taxes	5,015	(166)
Changes in operating assets and liabilities:
Accounts receivable	(3,194)	(1,444)
Prepaid expenses and other current assets	1,807	1,127
Inventories	(3,752)	(12,243)
Other assets and liabilities	(591)	(220)
Accounts payable	18,653	5,324
Accrued expenses	7,037	(935)
Net cash from operating activities	77,369	499

Cash flow from investing activities:
Purchases of property, plant and equipment	(19,742)	(3,725)
Net cash from investing activities	(19,742)	(3,725)

Cash flows from financing activities
Proceeds from borrowings	1,337	11,600
Payments of dividends	(4,998)	—
Repayment of borrowings	(2,519)	(8,208)
Repayments of financed insurance payable	(105)	(377)
Repayments of financing leased equipment	(1,635)	—
Net cash from financing activities	(7,920)	3,015

Net change in cash and cash equivalents and restricted cash	49,707	(211)
Cash and cash equivalents and restricted cash, beginning of period	22,806	6,710
Cash and cash equivalents and restricted cash, end of period	$72,513	$6,499

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended March 31,
(In thousands)	2022	2021

Reconciliation of Net Income to Adjusted EBITDA
Net income	$41,471	$4,143
Depreciation and amortization	8,680	6,155
Interest expense, net	1,130	202
Income tax expense (benefit)	10,655	(166)
EBITDA	61,936	10,334
Stock-based compensation	1,887	1,055
Accretion of asset retirement obligations	235	151
Adjusted EBITDA	$64,058	$11,540

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with GAAP and therefore should not be considered as an alternative to revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended March 31, 2022			Three months ended March 31, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$150,929	$3,953	$154,882	$41,794	$1,661	$43,455
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(17,131)	(239)	(17,370)	(5,803)	(421)	(6,224)
Non-GAAP revenue (FOB mine)	$133,798	$3,714	$137,512	$35,991	$1,240	$37,231
Tons sold	573	10	583	406	16	422
Revenue per ton sold (FOB mine)	$234	$354	$236	$89	$79	$88

	Three months ended December 31, 2021
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$86,515	$991	$87,506
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(10,299)	(45)	(10,344)
Non-GAAP revenue (FOB mine)	$76,216	$946	$77,162
Tons sold	531	3	535
Revenue per ton sold (FOB mine)	$143	$294	$144

Non-GAAP cash cost per ton

	Three months ended March 31, 2022			Three months ended March 31, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$77,863	$3,390	$81,253	$29,636	$1,562	$31,198
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(17,134)	(239)	(17,373)	(5,803)	(421)	(6,224)
Non-GAAP cash cost of sales	$60,729	$3,151	$63,880	$23,833	$1,141	$24,974
Tons sold	573	10	583	406	16	422
Cash cost per ton sold	$106	$300	$110	$59	$72	$59

	Three months ended December 31, 2021
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$51,194	$451	$51,645
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(10,308)	(46)	(10,354)
Non-GAAP cash cost of sales	$40,886	$405	$41,291
Tons sold	531	3	535
Cash cost per ton sold	$77	$126	$77

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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